Converted Organics of California, LLC 10-K

EXHIBIT 21.1

LIST OF SUBSIDIARIES

•	Converted Organics of California, LLC: A wholly-owned subsidiary of COIN, which includes the operation of our Gonzales, CA facility.

•	Converted Organics of Woodbridge, LLC: A wholly-owned subsidiary of COIN, which includes the discontinued operation of our Woodbridge, NJ facility.

•	Converted Organics of Mississippi, LLC: A wholly-owned subsidiary of COIN, established for the purpose of adding a poultry litter-based fertilizer product to the Company’s existing product lines.